EXHIBIT 5.1

June 6, 2003

Roper Industries, Inc.
2160 Satellite Blvd.
Suite 200
Duluth, Georgia 30097

Re:	Registration Statement on Form S-8 Roper Industry, Inc. Non-Qualified Retirement Plan

Ladies and Gentlemen:

     We have served as counsel for Roper Industries, Inc., a Delaware corporation (the “Company”), in connection with the registration of deferred compensation obligations (the “Obligations”) of the Company offered under the Company’s Non-Qualified Retirement Plan (the “Plan”) pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended.

     We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and the adoption of the Plan as we have deemed necessary and advisable.

     In all such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies. As to questions of fact material and relevant to our opinion, we have relied upon certificates or representations of Company officials and of appropriate state, local and federal officials.

     We express no opinion as to matters under or involving laws other than the laws of the State of Georgia.

     Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Obligations, when issued by the Company in the manner provided for in the Plan, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, (ii) general principles of equity, whether such

Roper Industries, Inc.
June 6, 2003

enforcement is considered in a proceeding in equity or law, and (iii) the laws of usury or other laws of equitable principles relating to or limiting the interest rate payable on indebtedness.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Powell, Goldstein, Frazer & Murphy LLP

Powell, Goldstein, Frazer & Murphy LLP